EX-99.CODE ETH 4 coe.htm

May 2006

CODE OF ETHICS

Millennium Investment & Acquisition Company, Inc. (the “Company”) expects all of its employees, including its principal executive officer, principal financial officer and principal accounting officer, as well as the members of its board of directors, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by other policies and procedures adopted by the Company that govern the conduct of its employees and directors. This Code of Ethics is intended to supplement any other policies and procedures adopted by the Company.

You agree to:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Take all reasonable measures to protect the confidentiality of non-public information about the Company and its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(c) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company and its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company and its subsidiaries;

(d) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company or its subsidiaries is a member; and

(e) Promptly report any possible violation of this Code of Ethics to the Company’s Audit Committee.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Company’s Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.